Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports Second Quarter 2015 Results

Enrolled 130 total subjects in Phase 3 clinical trial through end of July

Recent FDA draft guidance of advice on Gastroparesis mirrors Evoke’s Phase 3 clinical trial protocol design

SOLANA BEACH, CA, August 13, 2015 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the second quarter ended June 30, 2015.

Dave Gonyer, R.Ph., President and CEO, stated, “Entering the second half of the year, we continue to recruit subjects for our 200 patient Phase 3 clinical trial. Our trial sites continue to receive a high level of patient interest and we remain confident in our ability to complete enrollment in a timely manner. However, due to a lower percentage of subjects successfully meeting screening qualifications during July and the current 130 total enrolled subjects, we are now projecting to complete trial enrollment during the first half of 2016.

“Overall, we continue to progress toward commercialization and are extremely optimistic about the potential success of EVK-001.  Previous clinical trial results have demonstrated that our novel metoclopramide nasal spray provides a statistically significant and clinically meaningful improvement in symptoms when compared with metoclopramide tablets, the only FDA-approved oral product for gastroparesis for which four million prescriptions are written annually. In addition, other competing products are well behind EVK-001 in the clinical development process and our product is the only product to have demonstrated symptomatic efficacy in a primary endpoint.  Given our positioning, we believe there is an excellent opportunity to capture market share and generate long-term growth.”

Mr. Gonyer continued, “Of note, the FDA recently published a draft guidance “Gastroparesis: Clinical Evaluation of Drugs for Treatment – Guidance for Industry.”  We are pleased to see that the FDA guidance includes the advice we received during prior regulatory meetings with them regarding trial design and study endpoints.  As a result, our Phase 3 clinical trial protocol design is consistent with the specific recommendations in the guidance document.  Also, we are encouraged by several of the specific statements from the FDA within the guidance that support the need for non-oral drugs like EVK-001 to treat the symptoms of this debilitating disease. We continue to work with the FDA to gain approval for EVK-001, which we believe meets an important need for the treatment of patients with delayed gastric emptying and gastroparesis symptoms.”

Second Quarter 2015 Financial Review

For the second quarter of 2015, net loss was approximately $3.2 million, or $(0.52) per share, compared to a net loss of approximately $3.5 million or $(0.59) per share, for the three-month period ended June 30, 2014. The year over year decrease was primarily attributable to the $500,000 payment made to Questcor in 2014 for achieving a milestone associated with the acquisition of our technology and to the purchase of raw materials in preparation for the production of additional EVK-001 drug product.  Such costs were offset by an increase in general and administrative expenses associated with wages, including stock-based compensation, and professional services.

Research and development expenses totaled approximately $2.2 million for the three months ended June 30, 2015, compared to approximately $2.9 million for the three months ended June 30, 2014.

For the second quarter of 2015, general and administrative expenses were approximately $976,000 compared with approximately $617,000 for the second quarter of 2014.

Total operating expenses for the three months ended June 30, 2015 were approximately $3.2 million, compared to total operating expenses of approximately $3.5 million for the three months ended June 30, 2014.

As of June 30, 2015, the Company’s cash and cash equivalents were approximately $9.9 million.

Conference Call and Webcast

Evoke will hold a conference call on Thursday, August 13, 2015, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13616082. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.evokepharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until August 20, 2015. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13616082.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding the enrollment completion of Evoke's ongoing Phase 3 clinical trial of EVK-001, the potential approval and commercialization of EVK-001 as a new and effective treatment for gastroparesis and Evoke's completed and ongoing trials and studies serving as a basis for submission of a New Drug Application. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke's business, including, without limitation: Evoke is entirely dependent on the success of EVK-001, for which it has commenced a Phase 3 clinical trial and male companion trial, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; risks that issues with future manufacturing production will arise, whether as a result of noncompliance with chemistry, manufacturing and controls requirements or otherwise; Evoke's reliance on outsourcing arrangements for many of its activities, including clinical development, manufacturing and supply of EVK-001, and Evoke’s current lack of long-term commercial manufacturing agreements; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke's Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including continued delays in enrollment and completion of the Phase 3 trial as well as potential delays in any other clinical trials and studies; Evoke will require substantial additional funding to complete the Phase 3 clinical trial and potentially commercialize EVK-001 as well as to finance additional development requirements, and may be unable to raise capital when needed, including to fund ongoing operations; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc.

Condensed Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,883,088	$14,155,809
Prepaid expenses	716,616	931,461
Other current assets	7,997	137,812
Total current assets	10,607,701	15,225,082
Other assets	—	7,997
Total assets	$10,607,701	$15,233,079

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,372,821	$1,011,629
Accrued compensation	563,753	697,245
Other current liabilities	5,939	12,313
Current portion of long-term debt	1,251,806	126,806
Total current liabilities	3,194,319	1,847,993
Long-term debt, net of current portion	3,101,770	4,196,422
Total liabilities	6,296,089	6,044,415

Stockholders' equity:
Common stock	631	611
Additional paid-in capital	47,012,041	45,127,202
Accumulated deficit	(42,701,060)	(35,939,149)
Total stockholders' equity	4,311,612	9,188,664
Total liabilities and stockholders' equity	$10,607,701	$15,233,079

Evoke Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$2,188,138	$2,874,977	$4,608,099	$4,727,093
General and administrative	976,418	616,888	2,001,679	1,687,367
Total operating expenses	3,164,556	3,491,865	6,609,778	6,414,460
Loss from operations	(3,164,556)	(3,491,865)	(6,609,778)	(6,414,460)
Other income (expense):
Interest income	1,129	3,215	2,651	7,270
Interest expense	(77,736)	(58,390)	(154,784)	(95,334)
Total other expense	(76,607)	(55,175)	(152,133)	(88,064)
Net loss	$(3,241,163)	$(3,547,040)	$(6,761,911)	$(6,502,524)
Net loss per common share, basic and diluted	$(0.52)	$(0.59)	$(1.10)	$(1.08)

Weighted-average shares used to compute basic and diluted net loss per share	6,212,803	6,027,672	6,157,226	6,015,310